SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of Commission
[X]	Definitive Proxy Statement	Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to par 240.14a-11(c) or par. 240.14a-12

MidSouth Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

Board of Directors of MidSouth Bancorp, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or item 22(a)(2) of Schedule 14A.
[ ]	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total Fee Paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

MIDSOUTH BANCORP, INC.
102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana
April 22, 2009

We will hold our annual shareholders meeting on Wednesday, May 27, 2009, at 1:00 p.m., local time, at our corporate offices, 102 Versailles Blvd., Lafayette, Louisiana 70501, where we will vote upon:

1.           Election of Directors.

2.           Proposal to approve a Non-binding Advisory Resolution on the Compensation of our Named Executive Officers.

3.           Such other matters as may properly come before the meeting or any adjournments.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice.  If you are listed on our books as the holder of record of our common stock on March 31, 2009, you are entitled to notice of and to vote at the meeting.

You will find our proxy statement, Form 10-K and other important information on our website: http://bnymellon.mobular.net/bnymellon/msl.

Your vote is important.  Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN  YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY MAIL, OR SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY PHONE OR ON THE INTERNET.  THANK YOU.

BY ORDER OF THE BOARD OF DIRECTORS
Karen L. Hail
SEVP/Chief Operating Officer
Secretary to the Board

MIDSOUTH BANCORP, INC.
102 Versailles Boulevard
Versailles Centre
lafayette, Louisiana 70501

PROXY STATEMENT

This Proxy Statement is being sent to our stockholders to solicit on behalf of our Board of Directors proxies for use at our annual shareholders meeting to be held on Wednesday, May 27, 2009, at the time and place shown in the accompanying notice and at any adjournments thereof.  This Statement is first being mailed to shareholders on or about April 22, 2009.

Only holders of our common stock ("stock") on our books at the close of business on March 31, 2009, are entitled to notice of and to vote at the Meeting.  On that date we had outstanding 6,788,884 shares of stock, each of which is entitled to one vote.

The presence, in person or by proxy, of holders of a majority of our stock is needed to make up a quorum; if a quorum is present, directors are elected by plurality.  With respect to any other proposal, however, if the Board has recommended it by a majority of our Continuing Directors, as defined in our Articles of Incorporation, then, generally, the vote of a majority of the votes cast is required to approve it, and if it is not so recommended, then the vote of 80% of the Total Voting Power, as defined in the Articles, is required to approve it.  The Continuing Directors will appoint the Judge(s) of Election, and all questions as to voter qualification, proxy validity and accepting or rejecting votes will be decided by the Judge(s).

Abstentions or broker non-votes will not have any effect on the election of directors.  On any other proposal, abstentions and broker non-votes will be counted as votes not cast and will have no effect on any proposal that needs a majority of votes cast to approve it and will have the effect of a vote against any proposal that needs the vote of a percentage of the Total Voting Power.

All proxies received in the enclosed form will be voted as you specify and, unless you specify to the contrary, will be voted for the election of the persons named herein and for the resolution to approve our compensation resolution.  We do not know of anything else to be presented at the Meeting other than the election of directors and approval of the non-binding advisory resolution, but if anything else does come up, the persons named in the enclosed proxy will vote the shares covered by the proxy as determined by the Board of Directors.

A proxy may be revoked by you at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy with a later date. If you vote in person in a manner inconsistent with a proxy previously filed by you, you will be deemed to have revoked the proxy as to the matters you voted on in person.

The cost of soliciting proxies will be borne by us.  In addition to the mail, proxies may be solicited by personal interview, telephone, telegraph, facsimile, internet and e-mail.  Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

ANNUAL MEETING BUSINESS

Item 1.Election of Directors
Our Articles provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term.  At the Meeting, Class I Directors will be elected to serve until the 2012 annual meeting.

Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the election of the four Class I director nominees named below.  If for some reason one or more nominees can not be a candidate at the Meeting, the shares will be voted in favor of such other persons as the Board chooses.  Directors will be elected by plurality vote.

Other than the Board, only shareholders who have complied with the procedures of Article IV (H) of our Articles may nominate a person for election.  To do so, you must have given us written notice by January 15, 2009, of the following:

(1) as to each person whom you propose to nominate:

(a) his or her name, age, business address, residence address, principal occupation or employment,

(b) the number of shares of our stock of which the person is the beneficial owner and

(c) any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and

(2) as to you:

(a) your name and address

(b) the number of shares of our Stock of which you are the beneficial owner and

(c) a description of any agreements, arrangements or relationships between you and each person you want to nominate.

Two inspectors, not affiliated with us, appointed by our Secretary, will determine whether the notice provisions were met; if they determine that you have not complied with Article IV(H), your nomination will be disregarded.

The following table gives information as of March 31, 2009, about each director nominee and each other director.  Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

Director Nominees for terms to expire in 2012 (Class I Directors)
Name	Age	Principal Occupation	Year First Became Director

C. R. Cloutier	62	Our President and C.E.O., and President and C.E.O. of our subsidiary, MidSouth Bank, N.A.	1984
J. B. Hargroder, M.D.	78	Physician, retired; Vice Chairman of our Board	1984
Timothy J. Lemoine	58	Construction Consultant	2007
William M. Simmons	75	Investor	1984

Directors whose terms expire in 2010 (Class II Directors)
Name	Age	Principal Occupation	Year First Became Director

Will Charbonnet, Sr.	61	Our Chairman of the Board; Treasurer and Managing Director of Crossroads Catholic Bookstore (non-profit corporation); Controller of Philadelphia Fresh Foods, L.L.C.	1984
Clayton Paul Hilliard	83	President of Badger Oil Corporation, Convexx Oil and Gas, Inc., and Warlord Oil Corporation; Manager, Uniqard, L.L.C.	1984
Joseph V. Tortorice, Jr.	59	C.E.O., Deli Management, Inc.	2004

Directors whose terms expire in 2011 (Class III Directors)
Name	Age	Principal Occupation	Year First Became Director

James R. Davis, Jr.	56	President, Davis/Wade Financial Services, L.L.C.; Chairman of our Audit Committee and our Lead Director	1991
Karen L. Hail	55	Our Senior Executive Vice President and Chief Operating Officer and of our subsidiary, MidSouth Bank, N.A.	1988
Milton B. Kidd, III, O.D.	60	Optometrist, Kidd & Associates, L.L.C.	1996
R. Glenn Pumpelly	50	President/C.E.O. Pumpelly Oil Company, L.L.C.	2007

Item 2.Proposal to Approve a Non-binding Advisory Resolution on the Compensationof our Named Executive Officers
 As a result of our participation in the Capital Purchase Program of the U.S. Treasury’s Troubled Asset Relief Program we are subject to the provisions of the Emergency Economic Stabilization Act of 2008, which was recently amended by the American Recovery and Reinvestment Act of 2009 (ARRA) to provide additional executive compensation requirements.

    Per the additional requirements defined by the ARRA, we submit to our shareholders a non-binding resolution to approve the compensation of named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and any related disclosure.  Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement outlining the Company’s executive compensation program.  Accordingly, the Board of Directors hereby submits for shareholder consideration, the resolution set forth below, commonly known as a “say-on-pay proposal,”

  "Resolved, that the shareholders hereby approve the compensation of our named executive officers as reflected in the proxy statement for the meeting and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and all related materials."

             The Board of Directors believes that the Company's compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders, and, accordingly, recommends a vote in favor of this resolution.

If this resolution is not approved by our shareholders, such a vote shall  not be construed as overruling a decision by the Board of Directors or Personnel Committee, nor create or imply any additional fiduciary duty by the Board of Directors or Personnel Committee, nor shall such a vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and Personnel Committee will consider the non-binding vote of our shareholders on this resolution when reviewing compensation policies and practices in the future.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 3.Such other matters as may properly come before the meeting or any adjournments
The Board of Directors knows of no other matters to be brought before the shareholders at the meeting.  If other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies as directed by the Board of Directors.  At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

Corporate Governance

Shareholder, Board and Committee Meetings.  During 2008 the Board of Directors had twelve meetings, and each director attended at least 75% of the total number of meetings held of the Board and committees of which he or she was a member.  While we encourage all Board members to come to annual shareholder meetings, there is no formal policy as to their attendance.  It is a rare occasion, however, when all members are not there.

Board Independence.  Each year, our Corporate Governance and Nominating Committee reviews the relationships that each director has with us and with other parties.  Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable NYSE Amex rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be “independent directors.” The Committee reviews a number of factors to evaluate independence, including the directors’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Board determined that Messrs. Charbonnet, Davis, Hargroder, Hilliard, Kidd, Lemoine, Pumpelly, Simmons and Tortorice are independent within the meaning of applicable NYSE Amex rules.

Shareholder Communications.  Shareholders may communicate directly with the Board or the individual chairmen of committees by writing directly to them at P. O. Box 3745, Lafayette, LA  70502. We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.

Code of Ethics.  The Board has adopted a Code of Ethics for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.  A copy of the Code of Ethics is posted on the Corporate Relations page of our website at www.midsouthbank.com.

The Board has an Audit Committee, an Executive Committee, a Personnel Committee, and a Corporate Governance and Nominating Committee.

The Audit Committee members are Messrs. Davis, Charbonnet, Hilliard, and Kidd and held ten meetings in 2008.  It is responsible for carrying out the Audit Committee Charter.  The Executive Committee  members are Messrs. Charbonnet, Cloutier, Hargroder, Pumpelly, and Tortorice and met ten times in 2008.  Its duties include shareholder relations, Bank examination and Securities and Exchange Commission (“SEC”) reporting.  The Personnel Committee members are Messrs. Charbonnet, Davis, Hargroder, and Tortorice and met four times in 2008.  It is responsible for evaluating the performance and setting/approving the compensation of our executive officers and administering our 2007 Omnibus Incentive Compensation Plan.  The Corporate Governance and Nominating Committee members are Messrs. Charbonnet, Hargroder, Hilliard and Simmons and met once in 2008. It helps the Board to make determinations of director independence, assess overall and individual Board performance and recommend director candidates, including recommendations submitted by shareholders.

It is the Corporate Governance and Nominating Committee’s policy that candidates for director have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and have skills and expertise appropriate for serving the long-term interest of our shareholders.  The Committee’s process for identifying and evaluating nominees is as follows:  (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their overall service during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the function and needs of the Board.  The Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NYSE Amex rules, and then selects a candidate for recommendation to the Board. In seeking potential nominees, the Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.

The Committee will consider director candidates recommended by shareholders who follow the procedures set out in Article IV (H) of our Articles described elsewhere.  It does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.

Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2010 annual meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 22, 2009.

The Securities and Exchange Act of 1934 and applicable SEC regulations require our directors, executive officers and ten percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file.  To our knowledge, based on a review of reports given us, all required reports were filed timely.
___________________

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of March 31, 2009, the beneficial ownership of our Stock by each director and nominee, by each executive officer named in the Summary of Executive Compensation Table below, and by all directors and executive officers as a group.  Unless otherwise indicated, the Stock is held with sole voting and investment power.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Will Charbonnet, Sr.	162,559	(1,2)	2.39%
C. R. Cloutier	405,499	(1,3)	5.95%
James R. Davis, Jr.	76,325	(4)	1.12%
Karen L. Hail	108,588	(5)	1.60%
J. B. Hargroder, M.D.	450,131	(1,6)	6.63%
Clayton Paul Hilliard	251,539	(7)	3.71%
Milton B. Kidd, III, O.D.	242,378		3.57%
Timothy J. Lemoine	27,995	(8)	.41%
R. Glenn Pumpelly	17,279		.23%
William M. Simmons	217,463	(9)	3.20%
Joseph V. Tortorice, Jr.	98,313		1.45%
J. Eustis Corrigan, Jr.	14,325	(10)	.21%
Donald R. Landry	93,572	(11)	1.38%
Teri S. Stelly	25,223	(12)	.37%
A. Dwight Utz	5,250	(13)	.07%
All directors and executive officers as a group (15 persons)	2,208,317		32.35%

_______________
(1)
Stock held by our Directors' Deferred Compensation Trust (the “Trust”) is  beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the Trust (360,426 shares or 5.31% as of March 31, 2009).  For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the Trust.  Stock held by our Employee Ownership Plan (the “ESOP”) is not included in the table, except that shares allocated to an individual's account are included as beneficially owned by that individual.  Shares which may be acquired by exercise of currently exercisable options (“Current Options”) are deemed outstanding for purposes of computing the percentage of outstanding Stock owned by persons beneficially owning such shares and by all directors and executive officers as a group but are not otherwise deemed to be outstanding.

(2)	Includes 47,826 shares as to which he shares voting and investment power.

(3)	Includes 226,527 shares as to which he shares voting and investment power. Mr. Cloutier's address is P. O. Box 3745, Lafayette, Louisiana 70502.

(4)	Includes 8,998 shares as to which he shares voting and investment power.

(5)	Includes 1,244 shares as to which she shares voting and investment power.

(6)	Includes 395,800 shares as to which he shares voting and investment power. Dr. Hargroder's address is P. O. Box 1049, Jennings, Louisiana 70546.

(7)	Includes 120,303 shares as to which he shares voting and investment power.

(8)	Includes 20,700 shares as to which he shares voting and investment power.

(9)	Includes 7,825 shares as to which he shares voting and investment power.

(10)	Includes 5,719 shares as to which he shares voting and investment power.

(11)	Includes 38,082 shares as to which he shares voting and investment power.

(12)	Includes 21,658 shares as to which she shares voting and investment power.

(13)	Includes 1,555 shares as to which he shares voting and investment power.
_______________________

The following table shows the number of shares in the Trust and ESOP, and the number of shares subject to Current Options, (options that the named person may exercise in 60 days) that have been included in the above ownership table.

Name	Trust	ESOP	Current Options
Will Charbonnet, Sr.	50,521	--	--
C. R. Cloutier	61,519	31,664	24,816
James R. Davis, Jr.	39,954	--	--
Karen L. Hail	39,455	54,862	--
J. B. Hargroder, M.D.	54,331	--	--
Clayton Paul Hilliard	22,977	--	--
Milton B. Kidd, III, O.D.	18,123	--	--
Timothy J. Lemoine	7,262	--	--
R. Glenn Pumpelly	--	--	--
William M. Simmons	52,078	--	--
Joseph V. Tortorice, Jr.	2,328	--	--
J. Eustis Corrigan, Jr.	--	731	7,875
Donald R. Landry	--	26,397	--
Teri S. Stelly	--	21,658	2,888
A. Dwight Utz	--	2,792	903

_______________________

Security Ownership of Certain Beneficial Owners

The following lists as of March 31, 2009, the only persons other than the persons listed in the table above known to us to beneficially own more than five percent of our Stock.

Name and Address Of Beneficial Owner	Shares Beneficially Owned	Percent of Class

MidSouth Bancorp, Inc., Employee Stock Ownership Plan, ESOP Trustees and ESOP Administrative Committee P. O. Box 3745, Lafayette, LA 70502	558,337(1)	8.22%

MidSouth Bancorp, Inc., (2) Directors Deferred Compensation Plan, Executive Committee P. O. Box 3745, Lafayette, LA 70502	360,426	5.31%
___________________
(1)
The Administrative Committee directs the Trustees how to vote the approximately 30,828 unallocated shares in the ESOP as of  March 31, 2009.  Voting rights of the shares allocated to ESOP participants' accounts are passed through to them.  The Trustees have investment power with respect to the ESOP's assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Donald R. Landry, an executive officer, and Katherine Gardner and Brenda Jordan, two Bank employees.  The  Administrative Committee consists of employee Polly Leonard and Teri S. Stelly, an executive officer.

(2)	See Note (1) to the Table of Security Ownership of Management.
_________________________

Certain Transactions

Directors, nominees, executive officers and their associates have been customers of, and have borrowed from MidSouth Bank in the ordinary course of business, and such transactions are expected to continue in the future.  In the opinion of management, our loan policy is less favorable to those persons than to other customers.

C. R. Cloutier and his wife, Brenda Cloutier, have pledged 15,000 shares of our Stock to Whitney Bank securing a loan in the amount of $284,000 with a balance of $241,275 for their daughter's daycare business.  Additionally, Mr. and Mrs. Cloutier have pledged 6,979 shares of our Stock to First National Banker's Bank to secure a personal loan in the amount  of $140,000 with a  balance of $93,000.

James R. Davis has pledged 27,355 shares of our  Stock to Capital One Investments  to secure a $250,000 line of credit with a balance of  $200,000.

C. P. Hilliard has pledged 43,572 shares of our Stock to MidSouth Bank as partial security  on a $1,000,000 line of credit with a balance of  $0.00.  Additionally, Mr. Hilliard has 15,200 shares of our Stock in his UBS account which serves as collateral for his UBS Line of Credit.  The balance outstanding is $200,000.
_________________________

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets or goals. We have disclosed these targets or goals in the limited context of our compensation programs and, therefore, you should not take these statements to be  management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements to other contexts.

This Compensation Discussion and Analysis is intended to assist you in understanding our compensation programs.  It is intended to explain the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table (“Named Executive Officers”) for 2008.  Specifically, this Compensation Discussion and Analysis addresses the following:
•	Objectives of our compensation programs;
•	What our compensation programs are designed to reward;
•	Process for determining executive officer compensation;
•	Elements of compensation provided to our executive officers;
–	The purpose of each element of compensation
–	Why we elect to pay each element of compensation
–	How each element and our decisions regarding its payment relate to our goals
•	Other important compensation policies affecting our executive officers.

During 2008, the Bank completed a restructuring process to meet the demands and changes of the business brought on by the Bank's rapid growth and increase in size.  The process impacted the implementation of changes in Named Executive Officer compensation, such as changes in base salary levels, as well as the allocation of various compensation elements to these employees.

Additionally, 2008 was a difficult year with turmoil throughout the economy and the financial services sector.  The exceptionally difficult market conditions led to the Treasury’s creation of the Capital Purchase Program (CPP) under the Troubled Asset Relief Program (TARP).  The program provided the opportunity for MidSouth Bancorp, Inc. to benefit from additional capital through sales of our preferred stock and common stock purchase warrants to the Treasury.  We took part in the CPP, and on January 9, 2009 received $20,000,000 in funding.  In February 2009, Congress passed the American Recover and Reinvestment Act of 2009 (ARRA), which placed additional rules upon executive compensation programs previously defined under CPP participation guidelines.  We highlight the impact of all these events on the various elements of our executive compensation elements as we discuss our compensation programs throughout this document.

The Personnel Committee of the Board of Directors (“Committee”) administers our executive compensation programs.  During 2008, the Committee consisted of Will Charbonnet, Sr. (Chairman), James R. Davis, Jr., J. B. Hargroder, M.D., and Joseph V. Tortorice, Jr.  The members of the Committee all qualify as independent, outside members of the Board in accordance with the requirements of the New York Stock Exchange (NYSE Amex), current SEC regulations and section 162(m) of the Internal Revenue Code.

Objectives of Our Compensation Programs

The Committee has the responsibility for continually monitoring the compensation paid to our Named Executive Officers (NEOs) as well as other executive employees.  The Committee believes that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives.  Specifically, the Committee is committed to ensuring that the total compensation package for our executive officers will serve to:

•	Attract, retain, and motivate outstanding executive officers whom add value to us based on individual and team contributions;

•	Provide a competitive salary structure in all markets where we operate; and

•	Align the executive officers’ interests with the long-term interests of our shareholders to enhance shareholder value.

What Our Compensation Programs Are Designed to Reward

Our executive officers' compensation is designed to reward short as well as long-term performance.  Our policy is to provide a large portion of compensation in cash, including an annual base salary and an opportunity to receive an annual incentive that is based on earnings per share (EPS).  We provide this to keep the executive officers focused on current earnings and stability and to strongly align the executives with the interests of our shareholders.  We also view the annual incentive as a long-term performance vehicle because we examine performance measures including credit quality, credit risk management, deposit growth, regulatory compliance, return on equity, and growth in our assets and income when assessing incentive grants to the executive officers.  Credit quality, non accruals, and charge offs are impacted by long-term performance such that performance in the current year affects these measures in future years.

Additionally, we have historically provided additional compensation benefits through our 1997 Stock Incentive Plan and our Employee Stock Ownership Plan (ESOP), which keeps the executive officers focused on our long-term goals.

Over the last several years, our performance has been above average as compared to similarly situated financial institutions, and the compensation programs are designed to reward and promote the continuation of this performance.  We aim to provide a substantial portion of executive officers’ pay in the form of performance based compensation through the annual incentive opportunity.  The impact of our focus on incentive compensation programs is clear in the reduction of overall pay levels in 2008 compared to 2007.  Although we outperformed peers, our 2008 fiscal-year end EPS was lower than 2007 fiscal-year end levels.

Process for Determining Executive Officer Compensation

•   Role of the Committee and the Executive Officers. The Committee annually reviews and recommends the levels, performance goals, and strategic objectives, relating to compensation of the Chief Executive Officer to our Board.  Final approval on the Chief Executive Officer’s compensation is made by the full Board.  The Committee also consults with the Chief Executive Officer on the compensation levels of the other executive officers.  Based on these discussions, the Committee along with the Chief Executive Officer recommends the compensation levels for the other Named Executive Officers to the Board.

Additionally, the Committee periodically reviews our incentive plans and other equity based plans.  The Committee reviews, adopts, and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer.  The Committee has sole authority to retain and terminate a compensation consultant or other advisor as the Committee deems appropriate.

•   Role of the Compensation Consultant.  During 2008, the Compensation Committee continued its engagement from 2007 with Amalfi Consulting LLC to assist with, and provide guidance on, executive and broad-based employee compensation programs.  In making decisions regarding  executive officer compensation for 2008, the Compensation Committee considered an overall compensation review completed for our top executive employees, including all of the five NEOs,  by Amalfi Consulting in late 2007.  We provide further details on the peer group created for this review under the “Benchmarking” section of this discussion.

The Committee also engaged Amalfi Consulting to assist with the design of an annual incentive plan structure to strengthen the alignment of the performance of plan participants with our goals and objectives.  In addition to the annual incentive planning process, Amalfi Consulting LLC assisted us with the creation of an administrative plan document for its Phantom Stock incentive compensation program.  Amalfi Consulting LLC reported directly to the Committee on all projects conducted and performed no other services for us in 2008.

•   Benchmarking.  To ensure the competitiveness of our total compensation package, the Committee uses salary survey information from several different nationally recognized surveys that focus on our industry and region.  Specifically, we used salary survey information compiled by K G & Associates, including surveys from Watson Wyatt and Mercer.  This information was used to evaluate what comparable institutions are paying.   In 2008, K G & Associates conducted no other business with us.  Along with the data compiled by K G & Associates, the Committee considered data from an additional compensation survey conducted by Scheshunoff Management Services.

In using survey data, we benchmark both base salary and annual incentive.  Long-term incentives are not benchmarked because we feel that long-term incentives are not part of the basic compensation of the executive officers.  Long-term incentives are viewed as an additional opportunity for the executive officer based on the value of our stock price.

In prior years our total compensation levels have been within the 50th to 75th percentile of survey market data from comparable organizations in the financial services industry.  In light of the financial difficulties and performance during 2008, and the impact of this performance on our incentive program payouts, we expect our total compensation levels are now below these market survey levels.

At the end of 2007 the Committee, in coordination with Amalfi Consulting LLC, conducted an overall review of the executive compensation program.  As part of this review, a peer group of 20 banks comparable to us in terms of geographic location, asset size, growth and performance was selected.  The criteria used to determine the peer group was based upon data as of fiscal year-end 2006.  At the time of the peer group creation, we compared favorably to the peer group on 3-yr asset growth, return on average assets, and return on average equity.  We present a summary of the 2006 comparison in the table below:

	Total Assets	Asset Growth	ROAA	ROAE
Summary of Peer Group (Yr-end 2006)	2006Y	3 Yr	2006Y	2006Y
Average	1,069,305	84.4%	0.96%	10.4%
50th Percentile	990,350	54.4%	0.90%	9.6%
MidSouth Bancorp, Inc.	805,022	86.0%	1.08%	14.7%

In order to provide a more current perspective we present the year-end results, as available, for our peer group as of year-end 2008 in the following table.  During 2008, we continued to compare favorably to peers on measures used to create the peer group in 2006.

Benchmarking Peer Group (as of year-end 2008)(1)
					Total Assets	Asset Growth	ROAA	ROAE
					2008Y	3 Yr	2008Y	2008Y
	Company Name	Ticker	City	State	$(000)	(%)	(%)	(%)
1	First M&F Corporation	FMFC	Kosciusko	MS	1,596,865	26.0	0.03	0.37
2	Great Florida Bank	GFLBA	Coral Gables	FL	1,843,867	83.3	-1.12	-11.34
3	ViewPoint Financial Group (MHC)	VPFG	Plano	TX	2,213,447	55.0	0.30	2.95
4	Southern Community Financial Corporation	SCMF	Winston-Salem	NC	1,803,778	40.1	0.34	4.02
5	BancTrust Financial Group, Inc.	BTFG	Mobile	AL	2,088,177	59.9	0.06	0.50
6	Encore Bancshares, Inc.	EBTX	Houston	TX	1,587,844	20.6	-0.54	-4.96
7	TIB Financial Corp.	TIBB	Naples	FL	1,610,114	49.6	-1.36	-20.41
8	MetroCorp Bancshares, Inc.	MCBI	Houston	TX	1,580,238	40.1	0.12	1.50
9	CenterState Banks of Florida, Inc.	CSFL	Winter Haven	FL	1,333,143	53.0	0.28	2.21
10	Florida Community Banks, Inc.	FLRB	Immokalee	FL	--	--	--	--
11	Peoples Financial Corporation	PFBX	Biloxi	MS	896,408	6.0	0.56	4.77
12	Pulaski Financial Corp.	PULB	Saint Louis	MO	1,304,150	65.1	0.23	3.34
13	Peoples BancTrust Company, Inc.	PBTC	Selma	AL	--	--	--	--
14	Nexity Financial Corporation	NXTY	Birmingham	AL	1,061,580	35.3	-1.27	-20.14
15	Bank of Florida Corporation	BOFL	Naples	FL	1,549,013	171.9	-0.93	-6.70
16	First Federal Bancshares of Arkansas, Inc.	FFBH	Harrison	AR	795,172	-6.7	0.31	3.38
17	Federal Trust Corporation	FDTR	Sanford	FL	--	--	--	--
18	United Security Bancshares, Inc.	USBI	Thomasville	AL	668,002	7.5	0.80	6.83
19	Auburn National Bancorporation, Inc.	AUBN	Auburn	AL	745,970	22.7	0.92	12.06
20	Sun American Bancorp	SAMB	Boca Raton	FL	590,927	113.2	-8.69	-58.26
	Average				1,368,747	49.6	-0.59	-4.70
	50th Percentile				1,549,013	40.1	0.12	1.50
	MidSouth Bancorp, Inc.	MSL	Lafayette	LA	936,815	34.1	0.60	7.79

(1)  Data for Florida Community Banks, Inc. and Federal Trust Corporation was unavailable at the time of the filing of this document.  People’s Banctrust Company Inc, (PBTC) was acquired by BancTrust Financial Group, Inc. on October 15, 2007.

Although we did not modify the nature of our compensation programs for our NEOs during 2008, we did use the information from the review, in conjunction with the survey market data, to make decisions related to base salary levels in 2008.  The review will also be used on a going forward basis with respect to any updates or modifications to executive compensation programs in 2009.

Elements of Compensation

We believe it is in the best interest of our shareholders and us to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure our future.  We do this by providing compensation that is tied to our short and long-term performance goals to motivate our executive officers to attain these goals.

The performance goals that we examine may include credit quality, credit risk management, deposit growth, regulatory compliance, return on equity, and growth in our assets and income.

We have not made any material changes in individual compensation in 2008 compared to 2007.  The elements of compensation used during 2008 to compensate the executive officers include:
•	Base Salary;
•	Annual Incentives;
•	Retirement Benefits;
•	Health and Insurance Plans;
•	Long-term Equity Awards; and
•	Perquisites.

Below is a discussion of each element of compensation listed above, including the purpose of each element of compensation, why we elect to pay each element of compensation, how each element of compensation was determined by the Committee, and how each element and our decisions regarding the payment of each element relate to our goals.

•   Base Salary. Although we favor the use of incentive compensation, we believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed base salary.  We believe the payment of a fixed base salary to our executive officers helps maintain productivity by providing a guaranteed and dependable base amount of income.

When setting base salary levels, the Committee takes into account the total direct cash compensation amount targeted for each executive.  Essentially, base salary is established by determining the amount of money, in combination with the anticipated amount of annual incentive, necessary to attract and retain top caliber executive officers.  Therefore adjustments to base pay levels are made with careful consideration to the total compensation provided to our executive officers.

It is also our goal to set specific base salary levels which appropriately reflect the role and responsibility of the executive officer.  Therefore, the Committee also considers the abilities, qualifications, accomplishments, prior work experience, and cost of living of the executive officer when determining the final recommendation to the Board.

Due to our restructuring activities in 2007 which extended into 2008, decisions for 2008 base salary changes were not made until April of 2008 and were retroactively applied to January 1, 2008.  We provide the decisions made regarding base salaries changes from 2007 and 2008 for each of the NEOs in the following table:

Named Executive Officer	2007 Base Salary	2008 Base Salary	% Increase
C.R. Cloutier	$200,000	$200,000	0.0%
J. Eustis Corrigan Jr.	$175,000	$190,000	8.6%
Karen L. Hail	$157,000	$157,000	0.0%
Donald R. Landry	$147,000	$154,000	4.8%
A. Dwight Utz	$112,000	$121,000	8.0%
Totals for all Five Named Executive Officers as a Group	$791,000	$822,000	3.9%

The overall average increase in base pay across all five NEOs during 2008 was 3.9%.  This level is within market norms and also within expectations discussed in our 2007 proxy filing.  On an individual basis, base salary adjustments reflect a consideration of an increase in job responsibilities due to our restructuring, and increases due to considerations of market pay levels for the position.  Due to the current economic environment, no base salary increases have been planned for 2009.

•  Annual Incentives. Annual incentives are provided to the executive officers through our  Company's Incentive Compensation Plan (CICP).  The Named Executive Officers do not participate in any other annual incentive plans.

Company’s Incentive Compensation Plan (CICP)
Annual incentives are primarily designed to reward increased shareholder value as well as to focus the executive officers on our goals for a particular year and to reward executive officers upon achievement of those goals.  We believe annual incentives are an important element of executive officers’ compensation because they provide the incentive and motivation to lead us in achieving success. The annual incentive under the CICP is tied to earnings per share (EPS) and makes up a very significant part of the executive officer’s compensation.  If the executive officer is able to significantly improve our performance then the executive officer will have a significant increase in annual incentive for the year.  If the performance is below target expectations then the executive officer will have a reduction in targeted incentive compensation.

Before the beginning of each year, the Committee awards each executive officer a specified number of phantom shares.  Annual incentives are calculated on a quarterly schedule and are based upon the number of phantom shares awarded to the officer at the start of the year, multiplied by our EPS for the quarter.  Sixty percent of the amount determined at each quarter is paid at that time, with the remaining balance paid at the end of the year, provided we were profitable for the entire year.  If we are not profitable for the year (i.e., the fourth quarter results in a large loss) then the balance will not be paid.

The number of phantom shares granted each year is generally determined in December based upon the number of shares awarded in the past year, and the impact of the award on total compensation levels for the executive officer in the coming year.  The determination of award levels takes into account the executive officer’s individual performance compared to the prior year, his or her importance to us, and our overall financial performance.  The granting of phantom shares as the annual incentive in lieu of awarding cash bonuses is preferred by the Committee.

In December of 2007, the Committee granted phantom shares for 2008 which resulted in the payouts presented in the table below.  In December of 2008, the grants for 2009 were determined and awarded to each of the NEOs.  Due to the current economic environment and our financial performance  in 2008, there were no increases in the number of shares from 2008 levels.

Phantom Stock Grants
Named Executive Officer	2008			2009
	# of Shares	Estimate of Value at Start of Year	Earned at Year-End	# of Shares	Dollar Value Estimate(1)
C.R. Cloutier	131,250	$173,750	$108,938	131,250	$108,938
J. Eustis Corrigan Jr.	39,375	$52,125	$32,681	39,375	$32,681
Karen L. Hail	65,625	$86,875	$54,469	65,625	$54,469
Donald R. Landry	47,250	$62,550	$39,218	47,250	$39,218
A. Dwight Utz	28,926	$38,293	$24,009	28,926	$24,009

(1)  Estimates of dollar values for 2009 are based on basic undiluted EPS value of $0.83. The number of shares for 2008 and 2009 represents the amount of shares allocated at the beginning of the plan year.  There were no changes in the number of shares awarded to each NEO from 2008 to 2009.
___________________

•   Long-term Equity Awards. Salary and annual incentives tend to reward shorter term goals; however, it is important to focus on long-term performance, which is why we have historically granted stock options.  A stock option only rewards the executive if our stock price increases over a period of time.  Due to the volatility of the financial industry and the stock market during 2008, our financial performance, and the uncertainty regarding possible Treasury limitations on equity awards to executives, the Committee did not award stock options to any of the NEOs in 2008.  All long-term equity award programs will be reviewed during 2009.

Employee Stock Ownership Plan:  To encourage ownership by all employees and therefore tie their interest to the interests of the shareholders, we established an employee stock ownership plan (“ESOP”) in 1986.  The ESOP covers all employees who meet minimum age and service requirements. Amounts of annual contributions to the ESOP are determined on a discretionary basis by the Board ..  We made contributions to the NEO ESOP accounts during 2008.

Omnibus Incentive Plan:  In 2007, we received shareholder approval for an Omnibus Incentive Plan.  No equity awards were made under this plan in 2008.  This plan provides us with flexibility in the design and implementation of long-term equity award programs.  Under this plan the Committee may award a variety of forms of equity such as restricted stock, stock appreciation rights, and performance shares.  For details on the plan please refer to the Bank’s 2007 Proxy Statement filed on May 30, 2007.

Stock option grants always have an exercise price equal to our stock price at the time they are awarded. We never engaged in the back-dating of stock options nor have we retroactively modified our stock option awards.

We grant stock options upon hire of an executive officer, upon exceptional achievement, or to ensure that an executive officer has outstanding unvested options.  We did not provide any additional long-term compensation under the Omnibus Incentive Plan in 2008.

Although no equity awards were provided in 2008 due to market and financial conditions, we believe that equity, in the various forms defined under our Omnibus Incentive Plan, is the preferable means to incent and reward long-term performance while also serving as a retention vehicle for our current NEOs and an attraction for new talent.

•   Perquisites. We provided the following perquisites in 2008 to certain executive officers:
–	Company car;
–	Moving expenses;
–	Country club membership;
–	Health club membership; and
–	Dinner club membership.

The total cost for all of these perquisites for all of our NEOs was approximately $24,300.  No individual NEO received a total value of perquisites in excess of $6,850 during 2008.  We provide further details on perquisites in a supplementary table following the Summary Compensation Table in this document.

We view certain perquisites as beneficial to us as well as compensation to the executive officers.  For example, the club memberships are regularly used in the general course of our business such as for business meetings or entertaining.  Company cars are used primarily for business purposes.

•   Retirement Benefits.  Executive officers are eligible to participate in our 401(k) retirement plan, which is a company-wide, tax-qualified retirement plan.  The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement.  We sponsor this plan to help employees in all levels save and accumulate assets for use during their retirement.  As required, eligible pay under this plan is capped at Internal Revenue Code (IRC) annual limits.  We make annual matching contributions to the 401(k) retirement plan on behalf of the executive officers.

We have entered into Executive Indexed Salary Continuation Agreements with Mr. Cloutier, Ms. Hail, and Mr. Landry.  The agreements provide that upon the executive officer reaching normal retirement age the executive officer will receive payment of amounts as defined in the agreement and presented in the narrative of the Nonqualified Deferred Compensation section of this document.

•   Health and Insurance Plans. The executive officers are eligible to participate in  benefit plans sponsored by us on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employee’s family members.  The cost of our benefit plans are negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

We maintain split dollar insurance arrangements with Mr. Cloutier, Ms. Hail and Mr. Landry.  Each arrangement provides benefits to the executive officer’s designated beneficiary in the event of the executive officer’s death.

We provide Mr. Cloutier, Ms. Hail and Mr. Landry with a supplemental Term Life Insurance Policy payable to a beneficiary of their choice and a supplemental long-term disability policy. We provide additional details on the benefits provided under these policies in the Potential Payments Upon Termination or Change in Control section.

•   Total Compensation

We incorporate a significant portion of the NEOs compensation in the form of annual incentives. As noted earlier, the annual incentive plan is tied to earnings per share and provides a strong link between executive compensation and shareholder interests.  The figure below shows how the drop in earnings per share impacted total compensation earned by our NEOs in 2008.

With the exception of our CFO, Mr. Corrigan Jr. who was hired in 2006 and whose compensation for that year reflects a partial year period and additional equity grant expense, 2008 total compensation was lower than in 2006 and 2007.

In the figure below, we present the 2006 and 2007 pay mix for each of our NEOs.  Base salary and annual cash incentives make up the majority of compensation for our NEOs.  Because of the link between incentive pay and performance (earnings per share), total compensation not only declined overall, but the portion of total compensation comprised of incentive pay decreased by 8-11% over the past two years.

Other Important Compensation Policies Affecting Executive Officers

•   Impact of the Emergency Economic Stabilization Act of 2008 (EESA) and the American Recovery and Reinvestment Act of 2009 (ARRA)

On October 14, 2008, the U.S. Treasury announced a program under the EESA in which the Treasury would make preferred stock investments in participating financial institutions.  The program known as the Capital Purchase Program (CPP) under the Troubled Asset Relief Program (TARP) provides a means for institutions to receive capital through sales of preferred stock and common stock purchase warrants to the Treasury.  We took part in the CPP and on January 9, 2009 received $20,000,000 in funds.  As a result, we became subject to certain executive compensation requirements under Treasury regulations which we discuss in further detail below.

On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law.  ARRA amends Section 111 of EESA and adds additional executive compensation requirements for CPP participants.  ARRA also includes provisions directing the Secretary of the Treasury and the SEC to impose additional limits on compensation of executives of companies that participate in the CPP as long as the Treasury owns preferred stock and/or stock purchase warrants of such companies under the CPP.  As of the date of the proxy statement, Treasury had not imposed any additional limits.

The following requirements currently apply to all CPP participants, although further clarification is pending from the Treasury on certain aspects of these rules.  Senior Executive Officers (SEOs) are defined as the top 5 most highly-paid executives of a public company whose compensation is required to be disclosed pursuant to SEC regulations.  The SEOs of MidSouth would be the same individuals comprising the NEOs presented in this proxy.  The requirements related to executive compensation are as follows:

o
Limits on Incentive Compensation – The scope of limits on incentive compensation vary based upon the level of funds received under the CPP.  Since MidSouth received less than $25 million in funds, the following limits apply only to the single most highly-compensated employee of the Bank.  During 2008 this employee would have been Mr. C.R. Cloutier, the Chief Executive Officer of the Company.

▪
CCP participants are prohibited from paying or accruing any bonus, retention award or incentive compensation for the covered employee. This prohibition does not apply to any bonus payments required to be paid pursuant to a written employment agreement prior to February 11, 2009.

▪
This prohibition does not apply to the granting of long-term restricted stock provided that the equity does not fully vest during CPP participation and is not awarded on an annual basis at a value exceeding 1/3 of the covered employee’s total annual compensation.

o
Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks – This rule prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.  Treasury regulations also require the Personnel Committee to review SEO incentive compensation arrangements with our senior risk officers to ensure that SEOs are not encouraged to take such risks.  The regulations require the Committee to meet at least semi-annually with our senior risk officers to discuss and review the relationship between our risk management policies and practices and the SEO incentive compensation arrangements.  The Personnel Committee has performed this review, and its conclusions are included in its report within this Proxy Statement.

o
Claw-back Provisions on Incentive Compensation – Incentive compensation plans must provide for the recovery of any bonus, retention award or incentive compensation paid to SEOs and the next 20 most highly-compensated employees (up to a total of 25 employees) that were based upon financial statements or other criteria that are later to be found to be materially inaccurate.  In addition, compensation plans that would encourage manipulation of reported earnings to enhance the compensation of any employee are prohibited.

o	Limit on Tax Deduction – This provision of the EESA regulations limits our tax deduction for compensation paid to any SEO to $500,000 annually. The provision of

EESA amended the Internal Revenue Code by adding 162(m)(5). Section 162(m)(5) imposes a $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such deduction limit.  EESA and Section 162(m)(5) eliminate that exclusion for the Company.

o
Prohibitions on Golden Parachute Payments – CPP participants are prohibited from making any golden parachute payments to SEOs and the next 5 most highly-compensated employees (up to a total of 10 employees).  Golden parachute payments are defined as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued.  We present the estimated impact of this prohibition in our section on Potential Payments Upon Termination or Change in Control.

o
Limitations on Luxury Expenditures – Our Board must have a policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services, and other activities or events that are not reasonable expenditures for staff development or reasonable performance incentives.  Although a formal policy is not currently in place, we currently do not provide such expenditures and have not historically done so.  For more details on the extent of perquisites and other expenditures provided to our SEOs please see the supplementary tables on perquisites which follow our Summary Compensation Table in this proxy.

o	Certification of Compliance – The CEO and CFO of a CPP participant must provide certification in writing of compliance with the guidelines to the SEC.

o
Binding SEO Agreements – Prior to selling the Company’s preferred stock to the Treasury, each of our SEOs executed an agreement which reduces his compensation and other benefits to the extent necessary to comply with these EESA requirements. These agreements will remain effective for so long as Treasury owns any of our CPP securities.

o
Non-Binding Advisory Proposal on the Compensation of our Named Executive Officers – In accordance with the ARRA and based on recent guidance issued be the SEC, the Board of Directors authorized a non-binding advisory shareholder vote on our executive compensation plans, programs, and arrangements.  We include this proposal in our proxy filing.

With respect to actions yet to be taken, we are currently awaiting issuance of further guidance from the Treasury, but we intend to fully comply with such guidance once it becomes available.

•   Financial Restatement.  Currently, the Committee does not have an official policy governing retroactive modifications to any cash or equity based incentive compensation paid to the executive officers where the payment of such compensation was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement.  However, we adhere to Section 304 of the Sarbanes-Oxley Act of 2002 which requires that if a company is forced to restate its financials the company’s Chief Executive Officer and Chief Financial Officer must give back certain incentives based or equity based compensation received.

We have never retroactively modified incentives or equity based compensation for our employees.  The Incentive Compensation Plan pays out quarterly based on our EPS for each quarter; however, only 60% of the value is paid out.  The remaining 40% is held back until after year-end earnings have been determined.  If there is a decline in earnings for the year, amounts held back may not be paid to the executive officers as the annual incentive is based on our EPS.

Under the Treasury’s Troubled Asset Relief Program participants in the CPP are required to implement claw-back provisions on all incentive programs.  The guidelines state all compensation plans must provide for the recovery of any bonus, retention award or incentive compensation paid to Senior Executive Officers and the next 20 most highly-compensated employees (up to 25 employees) that were based on financial statements or other criteria that are later found to be materially inaccurate.  MidSouth Bank plans to comply with this requirement.

•   Stock Ownership Requirements.  The Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers.  The Committee does not believe it is necessary to impose such a policy on the executive officers.  Currently, the NEOs, as a group, hold a substantial portion of our stock.  If circumstances change, the Committee will review whether such a policy is appropriate for our executive officers.

•   Trading in the Company’s Stock Derivatives.  The Committee does not have a policy prohibiting executive officers from purchasing or selling options on our stock, engaging in short sales with respect to our stock,  or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our  stock.  We are not aware that any of the executive officers have entered into these types of arrangements.

•   Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s Chief Executive Officer and the four other most highly compensated executive officers.

In connection with the compensation of our executive officers, the Committee is aware of section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. The Committee  believes  that compensation earned in 2008 will not exceed the deductibility limitations on non-excluded compensation to certain executive officers.

TARP participants are subject to provisions of section 162(m)(5) of the Internal Revenue Code which limits the deduction of compensation to $500,000 per year for Senior Executive Officers.  Compensation covered by this limitation includes incentive compensation and deferred compensation.  We do not believe that compensation provided in 2008 surpasses the $500,000 level for any of our Senior Executive Officers.

•   Employment Agreements.  In late 2007, we and Mr. C.R. Cloutier agreed upon a termination of his employment agreement.  The termination of the agreement was effective on March 19, 2008 and was completed in compliance with the provisions of the agreement.  This termination was conducted for the sole purpose of removing both us and Mr. Cloutier from any obligations per the terms of the agreement.  There was no change in Mr. Cloutier’s employment status with us as a result of the agreement termination.

On January 15, 2009, Mr. Corrigan terminated employment with us by voluntary resignation.  He received no benefit or payout in connection with this termination event.

We currently maintain an employment agreement with our Chief Operations Officer, Ms. Karen L. Hail. We will enter into a new employment agreement with an executive officer or a potential candidate only when it is essential to attract or retain an exceptional employee.  Any employment agreement with an executive officer must be approved by the Board and should have as short a term as possible and provide as few terms and conditions as are necessary to accomplish its purpose.

The employment agreement with Ms. Hail has trigger events that provide for the payment of severance to her upon certain termination events.  We have included these trigger events in the employment agreement to provide a safe harbor so that Ms. Hail can provide services to  us without being concerned about her employment.

Set forth below are the general terms and conditions of Ms. Hail’s employment agreement.  Ms. Hail has the right to voluntarily terminate her employment at any time.  Note that while under participation in the CPP, certain payouts under the agreement may be prohibited.  We present the impact of these prohibitions in the section titled Potential Payments Upon Post-Termination in this proxy.

The employment agreement is a one year written agreement and is automatically extended for one year every year thereafter, unless written notice of termination is given by any party to the agreement not later than 60 days before the end of the year.  Ms. Hail will receive a minimum annual base salary, term life insurance in the amount of four times annual base salary payable to a beneficiary of her choice, disability insurance of not less than two-thirds of annual base salary, an automobile furnished by us (including insurance, gasoline, and other routine maintenance), membership at a health club, and membership at a dinner club.

In the event that we terminate Ms. Hail's employment or do not extend the agreement, she will be entitled to severance pay equal to annual base salary at the time of termination.  We will not be obligated to pay any severance pay in the event that she terminates voluntarily or is removed by a regulatory body.

Upon a change in control of us, Ms. Hail has the right to resign employment for Good Reason and receive as severance pay a sum equal to annual base salary immediately prior to the change in control, payable in twelve equal installments.  Good Reason is deemed to occur upon one of the following events:

(1)	a reduction in her salary or benefits in effect before the effective date of the change in control within two years after the effective date of the change in control;
(2)	a requirement that she move her residence out of Lafayette, Louisiana;
(3)
a requirement that she engage in excessive business travel (i.e., travel of more than 75 miles from Lafayette, Louisiana for more than an average of 7 business days per month) as part of her job duties; or

(4)	her office is moved outside of the Lafayette MSA.

Ms. Hail is not entitled to receive a Gross-Up payment in the event that she is subject to section 280G excise tax pursuant to a change in control of the Company.

•   Tax and Accounting Implications.  We consider the tax and accounting implication regarding the delivery of different forms of compensation.  We believe that the most efficient form of compensation for the executive officers is cash and, therefore, place a greater emphasis on cash compensation over other forms (i.e., equity).

•   §409A Compliance.  All compensation plans and other relevant documents were reviewed and modified as needed to comply with Internal Revenue Code - Section §409A requirements as of year-end 2008.

COMPENSATION COMMITTEE REPORT

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Committee, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

Submitted by the Personnel Committee:

Will Charbonnet Sr., Chairman
James R. Davis, Jr.
J. B. Hargroder, M.D.
Joseph V. Tortorice, Jr.

RISK COMMITTEE REPORT

The Risk Committee hereby certifies that is has reviewed the Senior Executive Officer (SEO) and Highly Compensated Employee (HCE) compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage an SEO or HCE to take unnecessary and excessive risks that threaten the value of MidSouth Bancorp, Inc.  The nature of the senior executive compensation arrangements reviewed, including compensation connected with stock performance and the employee stock ownership program contributions appear reasonably tied to the positive long-term performance and value of the company.  None of the compensation aggregates reviewed are close to the deduction limit, for federal income tax purposes, for compensation for covered SEOs.

Submitted by the Risk Committee:

James R. Davis, Jr., Lead Director
Will Charbonnet Sr., Chairman of the Board
Teri Stelly, Controller (Interim Chief Financial Officer)
George Shafer, Compliance
Arleen Bodin, Security
Glenda Montet, Risk Manager
Karen Penny, Loan Review
Jay Angelle, Legal Counsel
Larry Miller, Auditor

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the NEOs for 2006, 2007 and 2008.  All amounts shown below are in dollars.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.(5)	Total
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
C.R. Cloutier, President & Chief Executive Officer	2008	$200,000		$100	$0	$0	$108,938	$0	$90,970	$400,008
	2007	$199,833		$0	$0	$4,127	$173,750	$0	$85,133	$462,843
	2006	$196,000		$0	$0	$10,069	$163,339	$0	$80,216	$449,624
J. Eustis Corrigan Jr., EVP & Chief Financial Officer	2008	$190,000		$3,434	$0	$24,650	$32,681	$0	$18,902	$269,667
	2007	$174,584		$3,333	$0	$24,650	$52,125	$0	$12,097	$266,789
	2006	$85,038	(4)	$3,333	$0	$13,108	$24,750	$0	$14,140	$140,369
Karen L. Hail, Senior Executive VP & Chief Operations Officer	2008	$157,000		$100	$0	$0	$54,469	$0	$75,533	$287,102
	2007	$156,709		$0	$0	$1,981	$86,875	$0	$67,995	$313,560
	2006	$149,595		$0	$0	$4,833	$82,250	$0	$61,900	$298,578
Donald R. Landry, Executive VP & Chief Lending Officer	2008	$154,000		$100	$0	$0	$39,218	$0	$34,443	$227,761
	2007	$146,708		$0	$0	$1,651	$62,550	$0	$35,513	$246,422
	2006	$139,552		$0	$0	$4,028	$57,733	$0	$36,414	$237,727
A. Dwight Utz, Senior VP & Chief Retail Officer	2008	$121,000		$100	$0	$1,942	$24,009	$0	$11,129	$158,180
	2007	$112,000		$0	$0	$1,942	$38,293	$0	$10,428	$162,663
	2006	$98,348		$0	$0	$5,373	$44,346	$0	$10,172	$158,239

(1)
Mr. Corrigan received a $10,000 signing bonus upon his hire in 2006.  He will earn this bonus ratably over  a 3 year period beginning on his hire date.  In lieu of an end-of-year holiday party, all employees of the bank, including the NEOs received a one-time $100 bonus payment.

(2)
Reflects compensation expense recognized for financial statement reporting purposes for 2006, 2007 and 2008 computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“FAS 123R”), disregarding the estimate of forfeitures related to service-based vesting conditions, with respect to awards granted in 2006 and in prior years.

Assumptions used in the calculation of this amount are included in footnote 11 to our audited financial statements for 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), footnote 1 to our audited financial statements for 2004 included in our Annual Report on Form 10-K filed with the SEC and footnote 12 to the audited financial statements for 2003 included in our Annual Report on Form 10-KSB filed with the SEC.

(3)
Amounts paid out pursuant to our Incentive Compensation Plan for awards granted in December 2005 for 2006 consist of phantom shares granted of 124,118 to Mr. Cloutier, 62,500 to Ms. Hail, 43,870 to Mr. Landry, and 24,579 to Mr. Utz.  Grants of phantom shares for 2006 have been adjusted for the 5:4 stock split on October 24, 2006.  The phantom shares paid out based on the basic undiluted earnings per share of $1.316 on year-ending 12/31/2006. In 2006, Mr. Utz earned $12,000 per the terms of a Supplemental Incentive Compensation plan based upon deposit and loan goals. This was the last year of Mr. Utz’s participation in the Supplemental Incentive Compensation plan. Pursuant to Mr. Corrigan’s employment agreement, he was granted 37,500 phantom shares upon his hire date, which has been adjusted for the 5:4 stock split on October 24, 2006. Mr. Corrigan’s phantom shares paid out based on a value of $0.66, the combined 3rd quarter and 4th quarter earnings per share for the 2006 calendar year.

Amounts paid out pursuant to our Incentive Compensation Plan for awards granted in December 2006 for 2007 consist of phantom shares granted of 129,644 to Mr. Cloutier, 38,899 to Mr. Corrigan Jr., 64,382 to Ms. Hail, 46,679 to Mr. Landry, and 28,577 to Mr. Utz.  Phantom share amounts have been adjusted from numbers awarded on December 31, 2006 to account for the 5% stock dividend on September 19, 2007. The phantom shares paid out $1.34, the basic undiluted earnings per share for the year-ending 12/31/2007.

Amounts paid out pursuant to our Incentive Compensation Plan for awards granted in December 2007 for 2008 consist of phantom shares granted of 131,250 to Mr. Cloutier, 39,375 to Mr. Corrigan Jr., 65,625 to Ms. Hail, 47,250 to Mr. Landry, and 28,926 to Mr. Utz.  The phantom shares paid out based on earnings per share of $0.83, the basic undiluted earnings per share for the year-ending 12/31/2007.

(4)	Mr. Corrigan was hired effective June 12, 2006 with a base salary of $165,000. Base salary above reflects amounts from beginning of his employment through December 31, 2006.

___________________

(5)	We provide details on the amounts reported for “All Other Compensation” in the supplementary tables below.

C.L. Cloutier – All Other Compensation	2008
Auto Expense(a)	$113
Board of Director Fees(b)	$52,025
Cell Phone/ PDA	$1,770
Club Membership	$3,184
Company Contribution to Indexed Salary Continuation Plan Pre-Retirement Account(c)	$10,956
Employer 401K Contribution	$1,648
ESOP Contributions	$10,178
Imputed Income from Split-Dollar Life Insurance	$667
Supplemental Life Insurance	$3,161
Supplemental Long-Term Disability Insurance	$6,768
Uniform Allowance	$500
Total	$90,970

(a)	We provide an automobile to Mr. Cloutier. Amounts reported in the table reflect the personal-use levels of this perquisite.

(b)	Reflects annual cash fees for board service. We provide further details on the breakdown of fees provided for board responsibilities in the Director Compensation disclosure section of the proxy.

(c)	Reflects the annual accrued benefit liability for the pre-retirement accounts under the Indexed Salary Continuation Plan.

J. Eustis Corrigan Jr. - All Other Compensation	2008
Cell Phone/ PDA	$1,120
Club Membership	$3,830
Employer 401K Contribution	$646
ESOP Contributions	$10,178
Housing/ Relocation(a)	$2,628
Uniform Allowance	$500
Total	$18,902

(a)
The relocation expenses provided to Mr. Corrigan were paid in 2006; however under the terms of his employment agreement, the amount paid is earned on an annual basis over a three-year period.  Therefore, amounts reported in this table and in the Supplementary Compensation Table are prorated over the three years in which they are earned.

Karen L. Hail – All Other Compensation	2008
Auto Expense(a)	$1,159
Board of Director Fees(b)	$43,400
Cell Phone/ PDA	$571
Club Membership	$1,205
Company Contribution to Indexed Salary Continuation Plan Pre-Retirement Account(c)	$10,374
Employer 401K Contribution	$980
ESOP Contributions	$10,178
Imputed Income from Split-Dollar Life Insurance	$640
Supplemental Life Insurance	$1,787
Supplemental Long-Term Disability Insurance	$4,739
Uniform Allowance	$500
Total	$75,533

(a)	We provide an automobile to Ms. Hail. Amounts reported in the table reflect the personal-use levels of this perquisite.

(b)	Reflects annual cash fees for board service. We provide further details on the breakdown of fees provided for board responsibilities in the Director Compensation disclosure section of the proxy.

(c)	Reflects the annual accrued benefit liability for the pre-retirement accounts under the Indexed Salary Continuation Plan.

Donald R. Landry - All Other Compensation	2008
Auto Expense(a)	$686
Board of Director Fees(b)	$4,875
Cell Phone/ PDA	$1,064
Club Membership	$4,593
Company Contribution to Indexed Salary Continuation Plan Pre-Retirement Account(c)	$8,956
Employer 401K Contribution	$672
ESOP Contributions	$9,414
Imputed Income from Split-Dollar Life Insurance	$486
Supplemental Life Insurance	$772
Supplemental Long-Term Disability Insurance	$2,425
Uniform Allowance	$500
Total	$34,443

(a)	We provide an automobile to Mr. Landry. Amounts reported in the table reflect the personal-use levels of this perquisite.

(b)	Reflects annual cash fees for board service. We provide further details on the breakdown of fees provided for board responsibilities in the Director Compensation disclosure section of the proxy.

(c)	Reflects the annual accrued benefit liability for the pre-retirement accounts under the Indexed Salary Continuation Plan.

A. Dwight Utz - All Other Compensation	2008
Auto Expense(a)	$196
Cell Phone/ PDA	$1,087
Club Membership	$1,218
Employer 401K Contribution	$1,133
ESOP Contributions	$6,995
Uniform Allowance	$500
Total	$11,129

(a)	We provide an automobile to Mr. Utz. Amounts reported in the table reflect the personal-use levels of this perquisite.

GRANTS OF PLAN BASED AWARDS

The Grants of Plan Based Awards Table discloses the total number of non-equity incentive based plan awards actually granted in 2008.  There were no grants of equity incentive plan awards during 2008.  The Grants of Plan Based Awards Table should be read in conjunction with the Summary Compensation Table.  The values in the Summary Compensation Table reported for 2008 reflect the portion of expense for stock option awards made in previous years recognized for financial statement reporting purposes during 2008.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)
Name	Grant Date	Non-equity incentive Plan Awards: Number of Units or Other Rights (1)	Threshold	Target	Maximum
(a)	(b)		(c)	(d)	(e)
C.R. Cloutier	12/31/2008	131,250	$0	$108,938	--
J. Eustis Corrigan Jr.	12/31/2008	39,375	$0	$32,681	--
Karen L. Hail	12/31/2008	65,625	$0	$54,469	--
Donald R. Landry	12/31/2008	47,250	$0	$39,218	--
A. Dwight Utz	12/31/2008	28,926	$0	$24,009	--

___________________

(1)	Amounts granted pursuant to our Incentive Compensation Plan as described in the Compensation Discussion & Analysis. Grants determined and awarded in December 2008 for the 2009 calendar year.

(2)
Threshold is zero based upon basic earnings per share value of $0.  Target is based on the December 31, 2008 basic earnings per share of $0.83 times the number of non-equity incentive plan awards granted for 2009. Maximum values cannot be provided since payouts are based directly upon earnings per share with no cap applied.

___________________

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The Outstanding Equity Awards at Fiscal Year End Table reflects each NEOs unexercised option award holdings at December 31, 2008 on an individual award basis.  There were no stock awards outstanding as of December 31, 2008.

Options Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Date Equity Fully Vests
(a)	(b)	(c)	(d)	(e)	(f)
C.R. Cloutier	24,814	0	0	$6.55	5/31/2012	05/31/2007
J. Eustis Corrigan Jr.	7,875	11,813	0	$22.48	6/21/2016	06/21/2011
A. Dwight Utz	722	180	0	$13.77	11/30/2014	11/30/2009

(1)	All options listed above vest at a rate of 20% per year over a five year period from the date of grant.

___________________

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table reflects stock options actually exercised by each of the NEOs during 2008.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
(a)	(b)	(c)		(d)	(e)
C.R. Cloutier	24,193	$359,024	(1)	0	$0
Karen L. Hail	11,911	$186,050	(2)	0	$0
A. Dwight Utz	11,910	$180,946	(3)	0	$0

(1)	Reflects the difference between $22.61, the closing price of our stock on 2/21/2008, and $7.77, the exercise price of the options.

(2)	Reflects the difference between $22.17, the closing price of our stock on 1/15/2008, and $6.55, the exercise price of the options.

(3)
Reflects the sum of the following two amounts; difference between $21.25, the closing price of our stock on 5/12/2008 and $5.59, the exercise price for 9,925 options; plus the difference between $21.25, the closing price of the stock on 5/12/2008 and $8.62, the exercise price for 1,985 options.

___________________

PENSION BENEFITS

The Company does not provide pension benefits to the NEOs. We have entered into an Executive Indexed Salary Continuation Agreement with Mr. Cloutier, Ms. Hail and Mr. Landry. The agreements provide benefits to the executive officers upon reaching normal retirement age and are categorized as a nonqualified deferred compensation benefit. We discuss the details of this arrangement and present the amounts in the Nonqualified Deferred Compensation section below.

NONQUALIFIED DEFERRED COMPENSATION

We provide Mr. Cloutier, Ms. Hail, and Mr. Landry with an Executive Indexed Salary Continuation Agreement which establishes a Pre-Retirement Account.  Upon the executive officer reaching normal retirement age, he or she will receive payment of the Pre-Retirement Account made in annual installments over 10 years.  The Pre-Retirement Account has been established as a liability reserve account on our books for the benefit of the executive officer.  The account is increased or decreased each year by an amount equal to the Index (annual earnings/loss for the year determined by the aggregate annual after-tax income as if potential life insurance contracts were purchased on the effective date of the agreement) less the cost of funds expense for that year (sum of the amount of premiums set forth in the potential life insurance contracts purchased on the effective date of the agreement, plus the amount of any after-tax benefits paid to the executive officer plus the amount of all previous years after-tax costs of funds expense and multiplying the sum by the average after-tax cost of funds of our third quarter report for the year as filed with the Federal Reserve).

If the executive officer voluntarily terminates or we terminate the executive officer (not for cause) prior to normal retirement age, the executive officer will be entitled to receive 20% multiplied by the number of full years he or she has served from the date of the agreement (to a maximum of 100%) times the balance in the Pre-Retirement Account (as described above).  The benefit is payable over 10 years in equal installments, beginning on the date the executive officer reaches normal retirement age.

If the executive officer dies before having received the full balance of the Pre-Retirement Account, the unpaid balance will be paid in a lump sum to the executive officer’s designated beneficiary.

In the event of a change of control of us, and the executive officer’s employment is terminated; thereafter, the executive officer receives the benefits as promised under the agreement upon attaining normal retirement age as if he/she had been continuously employed by us through normal retirement age.  Please refer to the Potential Payments Upon Termination or Change of Control section of this document for details of payouts under various termination scenarios.  The nonqualified deferred compensation amounts deposited in the Pre-Retirement Accounts is included the table which follows.

In addition to the deferred compensation provided under the Executive Indexed Salary Continuation Agreement, we provide a Director’s Deferred Compensation Plan to all Company directors, including NEOs serving on our Board. Mr. Cloutier and Ms. Hail are the only NEOs with a balance in this deferred compensation plan.  We provide details on this plan within the Compensation of Directors section of this proxy.

The Nonqualified Deferred Compensation Table reflects the activity during the 2008 calendar year for each of the NEOs eligible for our deferred compensation benefits.

N      Nonqualified Deferred Compensation
Name	Plan(1)(2)	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year
(a)		(b)	(c)	(d)	(e)	(f)
C.R. Cloutier	DDCP	$0	$0	$-609,762	$0	$784,367
C.R. Cloutier	EISCP	$0	$10,956	$0	$0	$71,458
Karen L. Hail	DDCP	$0	$0	$-391,082	$0	$503,051
Karen L. Hail	EISCP	$0	$10,374	$0	$0	$59,346
Donald R. Landry	EISCP	$0	$8,956	$0	$0	$50,351

(1) DDCP is the Director’s Deferred Compensation Plan. Deferred Compensation Plan is invested in our common stock.  On January 2, 2008 our stock price was $23.58 per share.  On December 31, 2008 our stock price declined to $12.75 per share resulting in a loss of earnings and a decline in the aggregate balance in these deferred accounts during 2008.  Mr. Cloutier’s account declined in value by $609,762 over this period and Ms. Hail’s account declined in value by $391,082.  Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock.

(2) EISCP is the Executive Indexed Salary Continuation Plan.  The amounts presented reflect contributions or subtractions from the balances held in the pre-retirement accounts associated with the plan.  There are no credited earnings applied to the balances held in these preretirement accounts.  We also present the amounts contributed to these plans in the supplemental table on All Other Compensation provided in the footnotes to the Summary Compensation Table.
___________________

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section discusses the incremental compensation that would be payable by the Company to each NEO in the event of his or her termination of employment under various scenarios (“termination events”) including voluntary resignation, involuntary termination, termination without cause or for Good Reason in connection with a change in control, termination in the event of disability, termination in the event of death, and termination in the event of retirement. In accordance with applicable SEC rules, the following discussion assumes:

(i) that the termination event in question occurred on December 31, 2008; and
(ii) with respect to calculations based on our stock price, we used $12.75, which was the reported closing price of one share of our common stock on December 31, 2008, the last business day of 2008.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a NEO with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers and that are available generally to all salaried employees, such as our 401(k) Plan.  The actual amounts that would be paid upon a NEOs termination of employment can only be determined at the time of such executive officer’s termination.  Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below.  Factors that could affect these amounts include the timing during the year of any such event and our stock price.

All outstanding stock options granted pursuant to our Stock Incentive Plan automatically become fully exercisable upon a change in control of us, as defined in the plan document. Upon termination for cause, all executives forfeit any balances in pre-retirement accounts and any cash severance payments.  We present details for the other termination scenarios below.

C.R. Cloutier
Upon voluntary resignation, Mr. Cloutier receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

In the event of involuntary termination without cause, Mr. Cloutier receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

In the event of termination without cause or for good reason in connection with a change-in-control, Mr. Cloutier will receive the benefit specified under the terms of his Executive Indexed Salary Continuation Plan as if he had been continuously employed until his normal retirement age of 65.  The value presented in the table is the present value of this benefit.

Upon death, Mr. Cloutier’s beneficiaries will receive the benefit as defined under his supplemental life insurance policy and 80% of the death benefit of the whole life policy associated with the Executive Indexed Salary Continuation Plan.  In addition, his beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement account associated with the Executive Indexed Salary Continuation Plan.

Upon long-term disability, Mr. Cloutier will receive the benefit presented in the table as specified under his supplemental long-term disability policy.  Mr. Cloutier also receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

Karen L. Hail
Upon voluntary resignation, Ms. Hail receives the balance in her pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

Ms. Hail will receive a lump sum equal to one times base salary in the event of involuntary termination without cause.  In addition to the cash severance, Ms. Hail receives the balance in her pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.

In the event of a termination without cause or for good reason in connection with a change-in-control, Ms. Hail will receive one times base salary payable in equal installments over 12 months.  She will also receive the benefit specified under the terms of her Executive Indexed Salary Continuation Plan as if she had been continuously employed until her normal retirement age of 65.  The value presented in the table is the present value of this benefit.

Upon death, Ms. Hail’s beneficiaries will receive the benefit as defined under her supplemental life insurance policy and 80% of the death benefit of the whole life policy associated with the Executive Indexed Salary Continuation Plan.  In addition, her beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in her pre-retirement account associated with the Executive Indexed Salary Continuation Plan.

Upon long-term disability, Ms. Hail will receive the benefit presented in the table as specified under her supplemental long-term disability policy.  Ms. Hail also receives the balance in her pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

J. Eustis Corrigan, Jr.
On January 15, 2009, Mr. Corrigan terminated employment with us via a voluntary resignation.  Mr. Corrigan received no benefit or payout in connection with this termination event, consistent with the presentation in the table on potential payments upon post-termination which follows this narrative.  Although the termination event was known and had occurred prior to the filing of this document, SEC guidelines require the disclosure of all potential payments upon post-termination under all scenarios upon which a benefit may be received for employees serving as our principal financial officer.  Therefore we provide the description of all termination scenarios for Mr. Corrigan in the narrative, and present the amounts in the table summarizing the potential payment values for all of our NEOs.

In the event of a termination without cause or for good reason, in connection with a change-in-control, Mr. Corrigan will receive two times the total of base salary payable and incentives earned in the prior year under the Company’s annual incentive plan.  The payments will be made in equal installments over 24 months.

In addition, per the terms of the Stock Incentive Plan, all unvested options will immediately vest and become exercisable in connection with a change-in-control.  Mr. Corrigan is not eligible for any other forms of compensation.

Donald R. Landry
We are not contractually obligated to provide Mr. Landry with a cash severance payment upon termination.  Upon voluntary resignation or involuntary termination without cause, Mr. Landry receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

In the event of termination without cause or for good reason in connection with a change-in-control, Mr. Landry will receive the benefit specified under the terms of his Executive Indexed Salary Continuation Plan as if he had been continuously employed until his normal retirement age of 65.  The value presented in the table is the present value of this benefit.

Upon death, Mr. Landry’s beneficiaries will receive the benefit as defined under his supplemental life insurance policy and 80% of the death benefit of the whole life policy associated with the Executive Indexed Salary Continuation Plan.  In addition, his beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement account associated with the Executive Indexed Salary Continuation Plan.

Upon long-term disability, Mr. Landry will receive the benefit presented in the table as specified under his supplemental long-term disability policy.  Mr. Landry also receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.  The value presented in the table is the present value of this benefit.

A. Dwight Utz
We are not contractually obligated to provide Mr. Utz with a severance payment upon termination; however, he will receive benefits under the Company’s Stock Incentive Plan in the event of a change in control (no termination requirement applies).  Per the terms of the Stock Incentive Plan, all unvested options will immediately vest and become exercisable in connection with a change-in-control.  There is no termination requirement placed upon the acceleration of the vesting.  As of December 31, 2008, all unvested options held by Mr. Utz had strike prices that exceeded the market price of a share of our stock and therefore all unvested options had no intrinsic value at that time.

The table below indicates the amount of compensation payable to each NEO, including cash severance, insurance benefits, indexed salary continuation benefits, and stock option awards, as applicable upon different termination events.  The amounts shown assume a termination date of December 31, 2008 and present total amounts for each scenario.  In addition to providing the total benefit for each NEO as of December 31, 2008, we also provide an estimate of the impact of current TARP guidelines on post-termination benefits. We base the estimates on our interpretation of the TARP rules pursuant to the ARRA. According to the language of the ARRA, payments associated with a termination of service are prohibited with the exception of benefits already earned or accrued.

Potential Payments Upon Termination or Change-in-Control
Compensation and/or Benefits Payable Upon Termination	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination without Cause	Termination in Connection with a Change in Control (without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
C.R. Cloutier
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$400,000
Supplemental Long-Term Disability Benefit(1)	$0	$0	$0	$0	$154,747	$0
Executive Indexed Salary Continuation Benefit(1)	$55,407	$0	$55,407	$82,540	$55,407	$78,197
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$483,151
Intrinsic Value of Unvested Stock Options(2)	$0	$0	$0	$0	$0	$0
Total	$55,407	$0	$55,407	$82,540	$210,154	$961,348
Total Allowable Per ARRA Restrictions	$55,407	--	$55,407	$55,407	$210,154	$961,348
J. Eustis Corrigan Jr.
Cash Severance Payment	$0	$0	$0	$453,418	$0	$0
Intrinsic Value of Unvested Stock Options(2)	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$453,418	$0	$0
Total Allowable Per ARRA Restrictions	--	--	--	$0	--	--
Karen L. Hail
Cash Severance Payment	$0	$0	$157,000	$157,000	$0	$0
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$500,000
Supplemental Long-Term Disability Benefit(1)	$0	$0	$0	$0	$673,746	$0
Executive Indexed Salary Continuation Benefit(1)	$30,860	$0	$30,860	$90,181	$30,860	$64,875
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$653,377
Intrinsic Value of Unvested Stock Options(2)	$0	$0	$0	$0	$0	$0
Total	$30,860	$0	$187,860	$247,181	$704,606	$1,218,252
Total Allowable Per ARRA Restrictions	$30,860	--	$30,860	$90,181	$704,606	$1,218,252
Donald R. Landry
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$588,000
Supplemental Long-Term Disability Benefit(1)	$0	$0	$0	$0	$736,683	$0
Executive Indexed Salary Continuation Benefit(1)	$23,017	$0	$23,017	$90,327	$23,017	$55,100
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$623,298
Intrinsic Value of Unvested Stock Options(2)	$0	$0	$0	$0	$0	$0
Total	$23,017	$0	$23,017	$90,327	$759,700	$1,266,398
Total Allowable Per ARRA Restrictions	$23,017	--	$23,017	$23,017	$759,700	$1,266,398
A. Dwight Utz
Intrinsic Value of Unvested Stock Options(2)	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$0	$0
Total Allowable Per ARRA Restrictions	--	--	--	--	--	--
(1)
Present value of benefit calculated based on a discount of 120% of the appropriate semiannually compounded AFR rate as of December 2008 for each NEO: 1.63% for Mr. Cloutier, 3.40% for Ms. Hail and Mr. Landry.

(2)
As of 12/31/2008 all unvested options had an exercise price exceeding the 12/31/2008 closing price of $12.75, therefore there is no intrinsic value reported for the acceleration of unvested stock options.

COMPENSATION OF DIRECTORS

A majority of our Directors are also Directors of the Bank.  Directors are entitled to fees of $750 per month for Board service and $250 per month for Bank Board service. The Chairman receives an additional $900 per month, the Vice Chairman an additional $450 per month, and the Audit Committee Chairman an additional $800 per month.  Each Director also receives $500 for each regular meeting and $500 for each special meeting of the Board, $200 for the first hour, and $100 per hour for each additional hour of each committee meeting of the Board.  Each Director also receives $500 for each regular meeting, $500 for each special meeting of the Board of MidSouth Bank, N.A., $200 for the first hour, and $100 per hour for each additional hour of each committee meeting.  Directors receive meeting fees only for meetings they attend.

Summary of Board Fee Schedule
Monthly Board Service Fee (Retainer)
Holding Company Board	$750
Bank Board	$250
Additional Monthly Fees (Retainer) per Responsibility
Board Chair	$900
Board Vice-Chair	$450
Audit Committee Chair	$800
Holding Company Board Meeting Fees
Regular Board Meetings	$500
Special Board Meetings	$500
Committee Meetings
First Hour	$200
Amounts Per Additional Hour	$100
Bank Board Meeting Fees
Regular Board Meetings	$500
Special Board Meetings	$500
Committee Meetings
First Hour	$200
Amounts Per Additional Hour	$100

Director’s Deferred Compensation Plan
We have a Deferred Compensation Plan for members of the Board, administered by the Executive Committee of the Board.  To participate in the Plan, the Director executes a Deferral Authorization form in which the Director agrees to defer all or a specified percentage of his/her fees payable for the services as a member of the Board or a participating subsidiary.  As of the last day of each calendar month, fees deferred are credited to the account and are used to purchase our common stock.  Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock. Amounts in each Director’s account are distributed in a single lump sum either (i) 60 days after the later of the Director ceasing to be a member of the Board, or the Director attaining age 65 or (ii) in the sole discretion of the Board not earlier than one year after (i) reasonable conditions as established by the Board are satisfied, the Director ceases to be a member of the Board, and the Director requests payment.

2008 Board of Director Structure and Activity

In the following table, we provide a summary of the structure of our Board  along with the number of meetings held by the holding company board, bank board, and various standing committees.  The table includes both our outside and employee directors.

Committees of the Board (2)
Director	Employee of the Company	Holding Company Board	Bank Board	Audit	Comp	Exec	Nom	Corp Gov
Will Charbonnet Sr.	No	Chair	Chair	Member	Chair	Chair	Member	Member
James R. Davis Jr.	No	Lead	Member	Chair	Member
J.B. Hargroder, M.D.	No	Vice-Chair	Vice-Chair		Member	Member	Chair	Chair
Clayton Paul Hilliard	No	Member	Member	Member			Member	Member
Milton B. Kidd III, O.D.	No	Member	Member	Member
Timothy J. Lemoine	No	Member	Member
Stephen C. May (1)	No	Member	Member
R. Glenn Pumpelly	No	Member	Member			Member
William M. Simmons	No	Member	Member				Member	Member
Joseph V. Tortorice, Jr.	No	Member	Member		Member	Member
C.R. Cloutier	Yes	Member	Member			Member
Karen L. Hail	Yes	Member	Member
Total Members as of 12/31/2008		11	11	4	4	5	4	4
Number of Meetings Held During 2008		12	10	10	4	10	1	1

(1)	Resigned from the Board on February 1, 2008.
(2)	“Audit” – Audit Committee; “Comp” – Compensation Committee; “Exec” – Executive Committee; “Nom” – Nominating Committee; “Corp Gov” – Corporate Governance

The Director Compensation Table provided on the following page displays the total compensation awarded to, earned by or paid to Directors for the fiscal year ending December 31, 2008. Directors who are also NEOs are not included in the table below. Compensation paid to NEOs for their service as Directors is presented in the supplementary tables on “All Other Compensation” which follow the Summary Compensation Table presented earlier in this proxy. All amounts in the following table are in dollars.

Directors Compensation
Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Will Charbonnet, Sr.	$57,600		$0	$0	$0	$0	$0	$57,600
James R. Davis, Jr.	$43,870		$0	$0	$0	$0	$0	$43,870
J.B. Hargroder, M.D. (3)	$55,695		$0	$0	$0	$0	$0	$55,695
Clayton Paul Hilliard	$31,700		$0	$0	$0	$0	$0	$31,700
Milton B. Kidd, III, O.D.	$31,500		$0	$0	$0	$0	$0	$31,500
Timothy J. Lemoine	$37,200	(5)	$0	$0	$0	$0	$0	$37,200
Stephen C. May (4)	$5,700		$0	$0	$0	$0	$0	$5,700
R. Glenn Pumpelly	$37,900		$0	$0	$0	$0	$0	$37,900
William M. Simmons (3)	$47,690		$0	$0	$0	$0	$0	$47,690
Joseph V. Tortorice, Jr. (3)	$29,225		$0	$0	$0	$0	$0	$29,225

(1)
In 1997, non-employee directors were given options to buy up to 20,736 shares of stock at $3.53 per share, the fair market value on the date of grant, all of which have been exercised.  No stock or option awards were provided in 2008.

(2)	Certain directors receive perquisites such as travel reimbursement; however, the aggregate amount of such compensation is less than $10,000 and therefore is not reported.

(3)	Includes director fees paid by MidSouth-Texas.

(4)	Resigned from the Board on February 1, 2008.

(5)	Includes $37,200 in fees deferred into the Director’s Deferred Compensation Plan used to purchase 2,807 shares of our common stock.

(6)	Includes $22,410 in fees deferred into the Director’s Deferred Compensation Plan used to purchase 1,691 shares of our common stock.

___________________

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of four non-employee directors.  The Board has made a determination that its members satisfy NYSE Amex’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Committee is a “Financial Expert” within the meaning of SEC Rules, but the Board does not feel a Financial Expert necessary in view of the overall financial sophistication of Committee members. The responsibilities of the Committee are set forth in our Audit Committee Charter.

The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements.  The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).  The Committee also received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors’ independence and has considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits.  The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

By the members of the Audit Committee:

James R. Davis, Jr.
Will Charbonnet, Sr.
Clayton Paul Hilliard
Milton B. Kidd, III, O.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant

The Audit Committee of the Board of Directors has appointed the firm of Porter Keadle Moore, LLP independent certified public accountants, to serve as our principal auditors and to perform the audit of the financial statements for the fiscal year ending December 31, 2009.

Representatives of Porter Keadle Moore, LLP will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Fees and Services

During the period covering the fiscal years ended December 31, 2008 and 2007, Porter Keadle Moore, LLP performed the following professional services:

Description	2008	2007
Audit Fees	$240,192	254,778

Audit-Related Fees	$-	-

Tax Fees	$-	-

All Other Fees	$-	-

Audit Fees include aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2008 and 2007, including the audit of internal control over financial reporting; review of the annual report on Form 10-K; and review of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, including out of pocket expenses.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, WITHOUT EXHIBITS.  REQUESTS SHOULD BE ADDRESSED TO SALLY D. GARY, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.

By order of the Board of Directors
Karen L. Hail
SEVP/Chief Operating Officer
Secretary to the Board

Lafayette, Louisiana
April 22, 2009